CHAMBERS TOWNSHIP PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference July 6, 2005.

BETWEEN:

DAVID LARONDE, P.O. Box. 482, Temagami, Ontario, P0H 2H0;

("Laronde")

OF THE FIRST PART

AND:

MOBRIDGE EXPLORATIONS, INC, a body corporate, duly incorporated under the laws of the State of Nevada and having its head office at 13 Bastedo Crescent, Marathon, Ontario, P0T 2EO;

("Mobridge")

OF THE SECOND PART

W H E R E A S :

A.     Laronde is the registered and beneficial owner of the one mineral property claim located in Chambers Township, Sudbury Mining Division, Ontario, which claim is more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Claim");

B.     Laronde has agreed to grant to Mobridge the sole and exclusive right, privilege and option to explore the Claim together with the sole and exclusive right, privilege and option to purchase the Claim upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	OPTIONOR’S REPRESENTATIONS

1.1	Laronde represents and warrants to Mobridge that:

(a)	Laronde is the registered and beneficial owner of the Claim and holds the right to explore and develop the Claim;

(b)
Laronde holds the Claim free and clear of all liens, charges and claims of others, and Laronde has a free and unimpeded right of access to the Claim and has use of the Claim surface for the herein purposes;

(c)
The Claim has been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Province of Ontario and are in good standing in Ontario as of the date of this Agreement;

(d)
There are no adverse claims or challenges against or to the Laronde's ownership of or title to the Claim nor to the knowledge of Laronde is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claim or any portion thereof;

(e)
Laronde has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Laronde is a party or by which he is bound or to which he is subject; and

(f)
No proceedings are pending for, and Laronde is unaware of any basis for, the institution of any proceedings which could lead to the placing of Laronde in bankruptcy, or in any position similar to bankruptcy.

1.2       The representations and warranties of Laronde set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Mobridge has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claim by Mobridge .

1.3       Laronde will indemnify Mobridge from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by Laronde and contained in this Agreement.

1.4       Laronde acknowledges and agrees that Mobridge has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to Mobridge shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, Mobridge may deduct the amount of any such loss or damage from any amounts payable by it to Laronde hereunder.

2.	MOBRIDGE'S REPRESENTATIONS

Mobridge warrants and represents to Laronde that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3.	GRANT OF OPTION

Laronde hereby gives and grants to Mobridge the sole and exclusive right and option to acquire a l00% undivided right, title and interest in and to the Claim (the "Option"), subject to a 3% net smelter returns royalty and a 2% gross overriding royalty on diamond production on the Claims, as described respectively in Schedules B and C attached to this Agreement, by performing the acts and deeds and paying the sums provided for in paragraph 4.

4.	CONSIDERATION FOR THE GRANT OF OPTION

4.1	In order to keep the Option in respect of the Claim in good standing and in force and effect, Mobridge shall be obligated to:

Cash Payment

(a)	Pay to Laronde a total of $40,000 as follows:

(i)	$3,500 immediately upon execution of this agreement by all parties;

(ii)	an additional $6,500 by July 6, 2006;

(iii)	an additional $10,000 by July 6, 2007; and

(iv)	an additional $20,000 by July 6, 2008.

Expenditure Commitments

(b)
Incur, or cause to be incurred, exploration work on the Claims totalling at least $145,000 by June 6, 2009, which work shall be conducted by Mobridge under the direction of a qualified geologist or project engineer, as follows:

(i)	$6,000 in expenditures on the Claim by Dec 15, 2005. Mobridge’s completion of these expenditures is mandatory;

(ii)	No less than a further $14,000 of expenditures to be incurred on the Claim by July 6, 2006;

(iii)	No less than a further $25,000 of expenditures to be incurred on the Claim by July 6, 2007;

(iv)	No less than a further $40,000 of expenditures to be incurred on the Claim by July 6, 2008; and

(v)	No less than a further $60,000 of expenditures to be incurred on the Claim by July 6, 2009.

Assessment Work

(c)
Pay, or cause to be paid, to Laronde, or on Laronde's behalf, as Mobridge may determine, all Claims payments and assessment work required to keep the Claim and this Option in good standing during the term of this Agreement.

4.3       Mobridge shall deliver all consideration due to the Laronde under paragraph 4.1 directly in his name.

5.	PERIPHERAL INTEREST

Mobridge agrees that any other right or interest acquired in any mineral property claim group within a two kilometer distance of the boundaries of the Claim will form part of the Claim for the purpose of this agreement. Any additional mineral property right or interest that Mobridge may acquire shall be included under the provisions of paragraph 6.1.

6.	RIGHT TO ABANDON PROPERTY INTERESTS

6.1       Should Mobridge, in its sole discretion, determine that any part of the Claim no longer warrants further exploration and development, then Mobridge may abandon such interest or interests without affecting its rights or obligations under this Agreement, so long as Mobridge provides Laronde with 30 days notice of its intention to do so. Upon receipt of such notice, Laronde may request Mobridge to retransfer the title to such interest or interests to him, and Mobridge hereby agrees to do so, and upon expiry of the 30 days, or upon the earlier transfer thereof, such interests shall cease to be part of the Claim for the purposes of this Agreement.

6.2       Any Claim that Mobridge returns to Laronde in accordance with paragraph 6.1 shall have a minimum of one year of assessment work credited against it at the time of return.

7.	TERMINATION OF OPTION

7.1       Subject to paragraph 7.2, the Option shall terminate if Mobridge fails to make the required cash payments, advance royalty payments or, fails to complete the required assessment work in accordance with paragraph 4.1 herein within the time periods specified therein.

7.2       If Mobridge shall be in default of any requirement set forth in paragraph 4.1 herein, Laronde shall give written notice to Mobridge specifying the default and Mobridge shall not lose any rights granted under this Agreement, unless within 30 days after the giving of notice of default by Laronde, Mobridge has failed to take reasonable steps to cure the default by the appropriate performance.

7.3       If the Option is terminated in accordance with paragraphs 7.1 and 7.2 herein, Mobridge shall have no interest in or to the Claim, and all share issuances, expenditures and payments made by Mobridge to or on behalf of Laronde under this Agreement shall be non-refundable by Laronde to Mobridge for which Mobridge shall have no recourse. Within 60 days of such termination, Mobridge shall transfer the Claim back to Laronde, failing which, Laronde shall have the right to act as attorney for Mobridge for the purpose of such transfer.

8.	ACQUISITION OF INTERESTS IN THE PROPERTY

At such time as Mobridge has made the required cash payments and exploration expenditures in accordance with paragraph 4.1 herein, within the time periods specified therein, then the Option shall be deemed to have been exercised by Mobridge, and Mobridge shall have thereby, without any further act, acquired an undivided 100% interest in and to the Claim.

9.	RIGHT OF ENTRY

For so long as the Option continues in full force and effect, Mobridge, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

(a)	enter upon the Claim;

(b)	have exclusive and quiet possession of the Claim;

(c)	incur expenditure;

(d)	bring upon and erect upon the Claim such mining facilities as Mobridge may consider advisable; and

(e)	remove from the Claim and sell or otherwise dispose of mineral products.

10.	NET SMELTER RETURNS ROYALTY

10.1       On the date Mobridge commences commercial production on the Claim, Laronde shall be entitled to receive and Mobridge shall pay to Laronde 3% of net smelter returns. "Commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

10.2       Mobridge shall be under no obligation whatsoever to place the Claim into commercial production and in the event they are placed into commercial production, Mobridge shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

10.2       Mobridge shall be entitled to, but under no obligation whatsoever, purchase up to 2% of the 3% of net smelter returns held by Laronde at a rate of $500,000 per 0.5% of net smelter return.

11.	OPERATOR

11.1      After the execution of this Agreement, Mobridge, or at Mobridge's option, its respective associate or nominee or such other unrelated entity as it may determine, will act as the operator of the Claim under this Agreement. Mobridge, if operator, may resign as the operator at any time by giving 30 calendar days prior written notice to Laronde, and within such 30 day period, Mobridge may appoint another party who covenants to act as the operator of the Claim upon such terms as Mobridge sees fit.

11.2   Notwithstanding paragraph 11.1, Laronde shall have the right to conduct and supervise all of Mobridge’s exploration and development work on the Claim and to be compensated at competitive industry rates.

12.	POWER AND AUTHORITY OF THE OPERATOR

12.1  After the execution of this Agreement, the Operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Claims and to determine the manner of operation of the Claim as a mine.

12.2  Where possible, the Operator shall insure that all field work is conducted, and that all assay and work program results are verified, by a third party independent from Mobridge.

13.	REGISTRATION OF PROPERTY INTERESTS

Upon the request of Mobridge, Laronde shall assist Mobridge to record this Agreement with the appropriate mining recorder and, when required, Laronde shall further provide Mobridge with such recordable documents as Mobridge and its counsel shall require to record its due interest in respect of the Claim.

14.	FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

15.	FORCE MAJEURE

If Mobridge is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Mobridge, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Mobridge, insofar as is possible, shall promptly give written notice to Laronde of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Laronde as soon as such cause ceases to exist.

16.	CONFIDENTIAL INFORMATION

No information furnished by Mobridge to Laronde hereunder in respect of the activities carried out on the Claim by Laronde, or related to the sale of mineral products derived from the Claim, shall be published by Laronde without the prior written consent of Mobridge, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. Laronde, shall be entitled to copies of all exploration work and development data that Mobridge may acquire in conducting work on the Claim, in written and electronic format, to be provided as the data is generated

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

18.	NOTICE

18.1       Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Laronde addressed to him as follows:

David Laronde
P.O. Box 482
Temagami, Ontario
P0H 2H0

and in the case of Mobridge addressed as follows:

MOBRIDGE EXPLORATIONS, INC.
13 Bastedo Crescent, P.O. Box 1526,
Marathon, Ontario
P0T 2E0

Attention: Gurmunder Manhass, President

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

18.2       Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

19.	OPTION ONLY

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating Mobridge to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating Mobridge to do any further acts or make any further payments.

20.	RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

21.	TIME OF ESSENCE

Time shall be of the essence of this Agreement.

22.	TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

23.	CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United Stares of America.

24.	SEVERABILITY

In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

25.	APPLICABLE LAW

The situs of the Agreement is Marathon, Ontario, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Ontario.

26.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

MOBRIDGE EXPLORATIONS, INC.

per:

________________________________________	________________________________________
David Laronde	Director

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF JULY 6, 2005 BETWEEN
DAVID LARONDE AND MOBRIDGE EXPLORATIONS, INC.

The Chamber Township claim block consists of a total of 15 claim units located in the Sudbury Mining Division, Canada with the following record number and area:

Township	Recording Date	Record No.	Acreage

Chambers	December 19, 2003	3016019	600

SCHEDULE “B”

TO THAT CERTAIN AGREEMENT MADE AS OF JULY 6, 2005 BETWEEN
DAVID LARONDE AND MOBRIDGE EXPLORATIONS, INC.

DEFINITION OF GROSS OVERRIDING ROYALTY (“GORR”)

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

Pursuant to the Agreement to which this Appendix is attached, Laronde is entitled to a royalty (the “GORR”) equal to 2% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Claims (the “Diamonds”), free and clear of all costs of development and operations.

“Average Appraised Value” means the average of the valuations in Canadian dollars of the Diamonds determined by two independent graders, one appointed by Mobridge and one appointed by Laronde. Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds. Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry pricebooks, standards and formulas. The parties acknowledge that the intention is that the GORR is to be paid to Laronde on this basis, regardless of the price or proceeds actually received by Mobridge for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

Mobridge will calculate and pay the GORR to Laronde within 30 days of the end of each calendar quarter, based on all Diamonds from the Property which were graded in such calendar quarter.

Laronde shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser’s actual marketing or sales practices.

Laronde shall also at his election have the right to take their GORR in kind.

SCHEDULE “C”

TO THAT CERTAIN AGREEMENT MADE AS OF JULY 6, 2005 BETWEEN
DAVID LARONDE AND MOBRIDGE EXPLORATIONS, INC.

NET SMELTER RETURNS

1.       In the Agreement, “Net Smelter Returns” means the net amount of money received by Mobridge for its own account from the sale of ore, or ore concentrates or any other products from the Claim to a smelter or other ore buyer after deduction of smelter and /or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates.

2.       Payment of Net Smelter Returns by Mobridge to Laronde shall be made quarterly within 45 days after the end of each fiscal quarter of Mobridge and shall be accompanied by unaudited financial statements pertaining to the operations carried out by Mobridge on the Claim. Within 120 days after the end of each fiscal year of Mobridge in which Net Smelter Returns are payable to Laronde, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to Laronde shall be made forthwith. A copy of the said audit shall be delivered to Laronde within 30 days of the end of such 120-day period.

3.       Each annual audit shall be final and not subject to adjustment unless Laronde delivers to Mobridge written exceptions in reasonable detail within one month after Laronde receives the report. Laronde, or his representative duly authorized in writing, at his expense, shall have the right to audit the books and records of Mobridge related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of Mobridge. The audit shall be conducted by a chartered or certified public accountant of recognized standing. Mobridge shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of Laronde’s report shall be delivered to Mobridge and the amount which should have been paid according to Laronde’s report shall be paid forthwith. In the event that the said discrepancy is to the detriment of Laronde and exceeds 5% of the amount actually paid by Mobridge, then Mobridge shall pay the entire cost of the audit.

4.       In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Mobridge, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that Mobridge would have incurred if such operations were carried out at facilities not owned or controlled by Mobridge then offering comparable custom services.

5.       Laronde shall at his election have the right to take their Net Smelter Return as it may pertain to precious metals defined as gold and platinum group elements in kind.